Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Diamond Anvil Designs, LLC, a Texas limited-liability corporation, is a wholly owned subsidiary of Neutra Corp.

Vivis Corporation, a Wyoming corporation, is a wholly owned subsidiary of Neutra Corp.